EXHIBIT 21(a)

SUBSIDIARIES OF REX STORES CORPORATION

Name	State of
Incorporation

Rex Radio and Television, Inc.(1)	Ohio

Stereo Town, Inc.	Georgia

Kelly & Cohen Appliances, Inc.(1)	Ohio

Rex Kansas, Inc.(2)	Kansas

AVA Acquisition Corp.	Delaware

Rex Louisiana, Inc.(3) (4)	Ohio

Rex Alabama, Inc.(2)	Ohio

REX Investment, LLC(5)	Ohio

rexstores.com, Inc.	Ohio

Rex Acquisition, LLC(3)	Ohio

Farmers Energy Incorporated	Delaware

Farmers Energy Big River Holding, LLC(6)	Ohio

Farmers Energy Big River, LLC(7)	Ohio

Farmers Energy Levelland Holding, LLC(6)	Ohio

Farmers Energy Levelland, LLC(7)	Ohio

Farmers Energy Millennium Holding, LLC(6)	Ohio

Farmers Energy Millennium, LLC(7)	Ohio

Farmers Energy One Earth Holding, LLC(6)	Ohio

Farmers Energy One Earth, LLC(7)	Ohio

Farmers Energy Patriot Holding, LLC(6)	Ohio

Farmers Energy Patriot, LLC(7)	Ohio

(1)	Wholly-owned subsidiary of AVA Acquisition Corp.

(2)	Wholly-owned subsidiary of Rex Radio and Television, Inc.

(3)	Non-operating subsidiary.

(4)	Wholly-owned subsidiary of Kelly & Cohen Appliances, Inc.

(5)	AVA Acquisition Corp. is the managing member and owns a 98.032% Class A interest, a 95.46% Class B interest and a 100% Class C interest.

(6)	First-tier wholly-owned subsidiary of Farmers Energy Incorporated.

(7)	Second-tier wholly-owned subsidiary of Farmers Energy Incorporated.